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                                                                    Exhibit 99.1

News Release

           Media Contact:    Leon L. Judd
                             (219) 273-7631

Analyst/Investor Contact:    Joseph A. Rainis
                             (219) 273-7158



                       NATIONAL STEEL ANNOUNCES NEW CHIEF
                 EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER

Mishawaka, IN, July 29, 1998 - National Steel Corporation (NYSE:NS) announced today that its Board of Directors has elected Yutaka Tanaka to the post of Chairman and Chief Executive Officer, effective September 1, 1998, succeeding Mr. Osamu Sawaragi who will retire at the end of August. Mr. Sawaragi will work with Mr. Tanaka during the month of August to provide for a smooth and orderly transition. Mr. Sawaragi will step down as Chief Executive Officer September 1 and will remain a director on National's Board.

Mr. Sawaragi said, "I am confident in the leadership of Yutaka Tanaka and know he will continue the effort of making National Steel a profitable and competitive world class steel company."

Mr. Sawaragi, age 69, has been Chairman and Chief Executive Officer of National Steel since August 14, 1996. He was elected Chairman effective January 1, 1994.

Mr. Tanaka has been Vice Chairman of the Board at National Steel since April 1, 1998. He joined National Steel following a 38-year career at NKK Corporation, Japan's second largest steel company.

The Board of Directors also appointed Glenn H. Gage to the position of Senior Vice President and Chief Financial Officer. Mr. Gage was formerly Senior Vice President and Chief Financial Officer of Uarco Incorporated, where he was also a member of Uarco's Board of Directors and Senior Executive Committee. Prior to joining Uarco, Mr. Gage was a partner with Ernst & Young LLP.

Mr. Sawaragi said, "Mr. Gage is a talented financial professional with broad based experience. We look forward to him joining our executive management team."

All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-Q for the quarter ended March 31, 1998.

Headquartered in Mishawaka, Indiana, National is the nation's fourth largest integrated steel company, with annual shipments of six million tons of flat rolled products. National employs approximately 9,400 people. Visit National Steel's website at: www.nationalsteel.com.